ALTEON ENTERS INTO AGREEMENT TO RAISE $18.6 MILLION THROUGH SALE OF COMMON STOCK

- FUNDS TO ACCELERATE AND EXPAND THE DEVELOPMENT OF ALT-711 AND PIPELINE PRODUCTS -

RAMSEY, N.J., Jan 7, 2002 /PRNewswire via COMTEX/ -- Alteon Inc. (Amex: ALT) announced today that it has entered into a stock purchase agreement to sell common stock to a group of institutional investors, raising net proceeds of approximately $18.6 million. The institutional investors include funds managed by Fiduciary Trust Company, International, Merlin BioMed of New York, SDS Merchant Fund, Oracle Partners, Scout Capital, MPM BioEquities and Domain Public Equity Partners. The 4.45 million shares of common stock, being sold at $4.25 a share, are offered through a prospectus supplement pursuant to the company's effective shelf registration statement. The agreement is subject to customary closing conditions.

Alteon plans to use net proceeds from the offering to fund research and development, primarily in connection with the continued development of ALT-711 and other A.G.E. crosslink breakers, as well as to advance select compounds from its product pipeline. ALT-711 is currently in two Phase IIb clinical trials for systolic hypertension. Results of these trials are expected near year-end. The compound is also in a Phase I study in end-stage renal disease patients undergoing peritoneal dialysis. Results from this safety/pharmacokinetic study, which will be evaluated in the first half of the year, will dictate further clinical development.

"These funds provide capital to accelerate the clinical development plans for ALT-711, and allow us additional flexibility in bringing forward other compounds targeting the A.G.E. Pathway," said Kenneth I. Moch, President and Chief Executive Officer of Alteon. "We are pleased by the growing interest in Alteon within the financial community, and to have a stellar group of both new and existing investors participate in this offering."

About Alteon

Alteon is developing several new classes of drugs that reverse or slow down diseases of aging and complications of diabetes. These compounds impact a fundamental pathological process caused by protein-glucose complexes called Advanced Glycosylation End-products (A.G.E.s). The formation and crosslinking of A.G.E.s are an inevitable part of the aging process that lead to a loss of flexibility and function in body tissues, organs and vessels. The company is initially developing therapies for cardiovascular and kidney diseases in older or diabetic individuals.

Alteon has created a library of novel classes of compounds targeting the A.G.E. Pathway. These include A.G.E. Crosslink Breakers, A.G.E. Formation Inhibitors and Glucose Lowering Agents. The Company's lead A.G.E.

Crosslink Breaker ALT-711 is being evaluated in the Phase IIb SAPPHIRE clinical trial focused on systolic hypertension, and the Phase IIb SILVER trial in systolic hypertension with left ventricular hypertrophy. The compound is also under

Phase I investigation in end-stage renal disease patients undergoing peritoneal dialysis, a patient population that has significant cardiovascular disease. Other A.G.E. compounds are being evaluated for skin aging, as well as additional human and animal health indications. For more information on Alteon, visit the company's web site at http://www.alteonpharma.com.

Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties including, but not limited to, those relating to technology and product development (including the possibility that early clinical trial results may not be predictive of results that will be obtained in large-scale testing or that any clinical trials will not demonstrate sufficient safety and efficacy to obtain requisite approvals or will not result in marketable products), regulatory approval processes, intellectual property rights and litigation, competitive products, ability to obtain financing, and other risks identified in Alteon's filings with the Securities and Exchange Commission. The information contained in this press release is accurate as of the date indicated. Actual results, events or performance may differ materially. Alteon undertakes no obligation to publicly release the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

SOURCE Alteon Inc.

CONTACT: Susan M. Pietropaolo, Director, Corporate Communications & Investor Relations, +1-201-934-5000, spietropaolo@alteonpharma.com URL:
http://www.alteonpharma.com